Exhibit 10.8

Execution Version

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT, dated as of January 22, 2008 (the “Agreement”), by and among Quintiles Transnational Corp., a North Carolina corporation (“Quintiles”), Bain Capital Partners, LLC, a Delaware limited liability company (“Bain”), GF Management Company, LLC, a North Carolina limited liability company (“GFM”), TPG Capital, L.P., a Texas limited partnership (“TPG”), Cassia Fund Management Pte Ltd., a Singapore corporation “Cassia”), 3i Corporation, a Massachusetts corporation (“3i,” and, together with Bain, GFM, TPG, 3i and Cassia, the “Managers”) and Aisling Capital, LLC (“Aisling”).

WHEREAS, contemporaneously with the execution of this Agreement, the Managers, Aisling or any of their Affiliates (as defined in the Shareholders Agreement) will acquire certain issued and outstanding shares of Common Stock directly or indirectly from existing shareholders of the Company, and TPG Quintiles Holdco II LLC and 3i US Growth Healthcare Fund 2008 L.P. (or their respective Affiliates) will purchase certain newly issued shares of Common Stock from the Company, in a series of related transactions (the “Share Purchase Transaction”);

WHEREAS, Quintiles desires that the Managers severally provide Quintiles with certain services as set forth herein (the “Services”), and the Managers desire to severally render such services to Quintiles in consideration of a management fee as specified herein;

WHEREAS, Quintiles desires that certain Managers severally provide and the Managers have severally agreed to provide certain individuals with financial and/or management expertise (the “Directors”) who may be directors, officers, employees or Affiliates of the Managers to serve on the board of directors (the “Board”) of Quintiles, and, if requested by Quintiles and consented to by the Managers, on the board of directors (or equivalent governing body) of any subsidiary of Quintiles (individually, a “Subsidiary” and collectively, the “Subsidiaries”; and together with Quintiles, the “Company”) on the terms and conditions contained herein and as contemplated by that certain Shareholders Agreement, dated as of the date hereof (as such agreement may be amended, modified or restated from time to time, the “Shareholders Agreement”), by and among Quintiles and its shareholders named therein; and

WHEREAS, Quintiles desires that Aisling provide, and Aisling has agreed to provide, an individual with financial and/or management expertise (the “Aisling Representative”) to serve on the NovaQuest Investment Committee of Quintiles (the “NovaQuest Committee”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	SERVICES

1.1 Services Provided by the Managers. At Quintiles’ request, each of the Managers severally shall provide Services to Quintiles, provided that each of the Managers shall devote such time and efforts to the performance of the Services as such Manager deems reasonably necessary or appropriate, and no minimum number of hours is required to be devoted by any Manager on a weekly, monthly, annual or other basis. Such Services shall consist of, without limitation, assistance relating to (a) identifying other companies for potential acquisitions (the “Target Companies”), (b) reviewing and evaluating potential investments in Target Companies, (c) structuring and negotiating the terms of investments in Target Companies, and (d) obtaining financing necessary to acquire Target Companies; provided, however, that in no event shall any Manager be deemed to be managing the investments of the Company or an investment advisor to the Company and no Manager shall be required to take any action inconsistent with this proviso and provided, further, that if the Management Shareholder Group (as defined below) associated with a particular Manager holds less than five percent (5%) of the then outstanding shares of Common Stock, such Manager will not be required to provide any Services hereunder and this Agreement will terminate with respect to such Manager in accordance with Section 6.1 herein provided that such five percent threshold shall be adjusted downward in a proportionate manner in the event of a pro rata reduction in the number of shares of Common Stock held by, or percentage ownership of, each of the Management Shareholder Groups.

1.2 Services Provided by Aisling. Aisling agrees to permit the Aisling Representative to serve on the NovaQuest Committee.

1.3 Independent Contractor. Notwithstanding the Services requested, provided or to be provided hereunder, each of the Managers and Aisling shall be deemed to be an independent contractor and, unless otherwise expressly authorized or provided, shall not be authorized to manage the affairs of, act in the name of or bind the Company pursuant to this Agreement. Each of the Managers and Aisling is not, and shall not be considered, a partner of Quintiles and the parties do not intend that this Agreement, separately or in conjunction with any other document, create any joint venture or partnership. Quintiles shall not be obligated to follow or accept any recommendation made by any of the Managers. The management, policies and operations of Quintiles (including the ultimate approval of the making or disposition of any investment in any Target Company and terms) shall be the responsibility of the Board or the boards of directors (or equivalent governing bodies) of the Subsidiaries, as applicable.

2.	DIRECTOR SERVICES.

2.1 Each of the Managers, as applicable, agrees to permit the Directors to serve, from time to time, on the Board and the boards of directors (or equivalent governing bodies) of the Subsidiaries.

3.	LIABILITY AND INDEMNIFICATION.

3.1 Liability of Indemnified Persons. None of the Managers, Aisling, nor any of their respective Affiliates, nor any shareholder, member, director, manager, partner, officer, employee, agent, representative or Affiliate of any of the foregoing (other than Quintiles, collectively, “Indemnified Persons”) shall be liable to Quintiles, any Subsidiary or any of their respective Affiliates for any claims or liabilities of any nature whatsoever or any losses or expenses relating thereto, including, but not limited to, legal fees and expenses (collectively, “Losses”), to which such Indemnified Person may become subject in connection with or arising out of or related to this Agreement, including, without limitation, by reason of any act or omission in connection with the Services or any act or omission of any Director whether or not an Indemnified Person continues to be such at the time any such Losses are paid or incurred, unless and to the extent (i) it is determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction that such Losses resulted from the fraud or gross negligence of such Indemnified Person or (ii) such Losses arise out of the breach by the applicable Indemnified Party of this Agreement, the Shareholders Agreement, the Registration Rights Agreement (as defined in the Shareholders Agreement), the Subscription Agreement, dated as of December 20, 2007, by and between the Company and TPG Partners V, L.P., the Subscription Agreement, dated as of December 20, 2007, by and among the Company, 3i US Growth Healthcare Fund 2008 L.P. and 3i U.S. Growth Partners L.P., or the letter agreement, dated as of December 20, 2007, between 3i US Growth Healthcare Fund 2008 L.P. and the Company. Except for Losses referred to in clause (ii) above, each Indemnified Person shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent persons experienced in the matter at issue, and any act or omission of any Indemnified Person in reasonable reliance on such advice shall in no event subject any of them to liability to the Company or any Target Company, or any of their respective Affiliates.

3.2 Indemnification. Quintiles shall, to the fullest extent permitted by applicable laws, indemnify and hold harmless each of the Indemnified Persons from and against any and all Losses to which such Indemnified Person may become subject in connection with or arising out of or related to this Agreement, or the operation and affairs of the Company or any Target Company, or any of their respective Affiliates, including, without limitation, in connection with providing or failing to provide Services (or any act or omission in connection therewith) or any act or omission of any Director, whether or not an Indemnified Person continues to be such at the time any such Losses are paid or incurred; provided, however, that the foregoing indemnification shall not include or apply to the extent that (i) any Losses are determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction to have resulted from the fraud or gross negligence of such Indemnified Person or (ii) such Losses arise out of the breach by the applicable Indemnified Party of this Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Subscription Agreement, dated as of December 20, 2007, by and between the Company and TPG Partners V, L.P., the Subscription Agreement, dated as of December 20, 2007, by and among the Company, 3i US Growth Healthcare Fund 2008 L.P. and 3i U.S. Growth Partners L.P., or the letter agreement, dated as of December 20, 2007, between 3i US Growth Healthcare Fund 2008 L.P. and the Company. In the event that any Indemnified Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the operations or affairs of the Company or any Target Company, or any of their respective Affiliates, Quintiles will periodically advance to or reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) as incurred in connection therewith; provided, however, that such Indemnified Person shall promptly repay to Quintiles the amount of any such advanced or reimbursed expenses paid to it to the extent it shall ultimately be determined by a final decision (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction that such Indemnified Person is not entitled to such advance or reimbursement by Quintiles as herein provided in connection with such action, proceeding or investigation. The rights of indemnification provided in this Section 3.2 will be in addition to any rights to which an Indemnified Person may otherwise be entitled by contract or as a matter of law, including pursuant to the bylaws of the Company, and shall extend to each of its or his heirs, successors and assigns.

3.3 Freedom to Pursue Opportunities. In recognition that each of Bain, TPG, Cassia and 3i (each a “Sponsor Manager”) or former Sponsor Manager and their respective Indemnified Parties currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which each Sponsor Manager or former Sponsor Manager or their respective Indemnified Parties may serve as an advisor, a director or in some other capacity, and in recognition that each Sponsor Manager or former Sponsor Manager and their respective Indemnified Parties have myriad duties to various investors and partners, and in anticipation that the Company, on the one hand, and each of the Sponsor Managers or former Sponsor Managers (or one or more Affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 3.3 are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve such Manager. Except as a Sponsor Manager or former Sponsor Manager may otherwise agree in writing after the date hereof:

(a) Such Sponsor Manager or former Sponsor Manager and their respective Indemnified Parties shall have the right: (i) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries, (ii) to directly or indirectly do business with any client or customer of the Company and its subsidiaries, (iii) to take any other action that such Sponsor Manager or former Sponsor Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 3.3, and (iv) not to present potential transactions, matters or business opportunities to the Company or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(b) Such Sponsor Manager or former Sponsor Manager and their respective Indemnified Parties shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Affiliates or to refrain from any actions specified in Section 3.3(a), and the Company, on its own behalf and on behalf of its Affiliates, hereby renounce and waive any right to require such Sponsor Manager or former Sponsor Manager or any of their Indemnified Parties to act in a manner inconsistent with the provisions of this Section 3.3.

(c) None of such Sponsor Manager or former Sponsor Manager, nor any of its Indemnified Parties shall be liable to the Company or any of its Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 3.3 or of any such person’s participation therein.

(d) In the event that a director of the Company who was designated as a director by a Sponsor Manager pursuant to Section 3.1(a)(iii) through (vi) (as applicable) of the Shareholders Agreement has actual knowledge that an investment has been made after the date hereof in a Competitor by a late stage private equity fund managed by an Affiliate of such Sponsor Manager, such Sponsor Manager shall notify the Company thereof as promptly as practicable after the making of such investment and cooperate reasonably with the Company at its request to create appropriate protective procedures with respect to the flow of information; provided that the foregoing shall not be required if prohibited by law, regulation, contractual obligation or otherwise. This provision is in addition to any other duties the designated director may have at law as a result of the investment, after giving effect to clauses (a) through (c) above. “Competitor” means any pharmaceutical services organization that provides either clinical research or contract sales services to customers in the pharmaceutical, biotechnology or medical device industries; provided, that a fully integrated pharmaceutical, biotechnology or medical device company that may occasionally provide these types of services to third parties, but that does not derive significant revenues from such services, shall not be deemed a “Competitor.”

(e) The provisions of Section 3.3(a)-(c) above shall apply to the full extent permitted by law, provided that, prior to any investment in a company listed on Schedule 3.3(e) hereto by a late stage private equity fund managed by a Sponsor Manager or managed by any Affiliate thereof, such Sponsor Manager shall give written notice of such proposed investment to the Board and shall not consummate such investment unless it is approved by a disinterested majority of the Board in its discretion (which approval shall be deemed to have been given if the Board does not notify such Sponsor Manager otherwise within 21 days of the notice of the proposed investment having been received). A violation of this Section 3.3(e) shall not be subject to the limitations contained in Section 3.3(c) hereto.

4.	COMPENSATION FOR SERVICES; EXPENSES

4.1 Service Fees. Quintiles shall pay aggregate service fees (the “Service Fees”) to the Managers and Aisling in the amount of $5,000,000 for each 12-month period during the Term (as defined below), payable in advance and in equal quarterly installments during the Term, on the first day of each January, April, July and October (each such date, a “Payment Date”‘) commencing January 1, 2008. Of this amount, $150,000 per 12-month period shall be payable to Aisling as described in this section 4.1, but only for so long as the NovaQuest Committee includes a member nominated by Aisling pursuant to that letter agreement between Aisling and Quintiles, dated January 22, 2008. Each of the Managers then subject to this Agreement shall receive a proportionate share (“Proportionate Share”) of the remaining Service Fees determined by reference to the number of shares of Common Stock owned (as of the applicable Payment Date) by each of (i) the Bain Shareholders, with respect to Bain, (ii) the DG Shareholders, with respect to GFM, (iii) the TPG Shareholders, with respect to TPG, (iv) the Temasek Shareholders, with respect to Cassia, and (v) the 3i Shareholders, with respect to 3i (each, a “Manager Shareholder Group” and collectively, the “Manager Shareholders”), respectively, divided by the total number of shares of Common Stock owned by all of the Manager Shareholders. To the extent any Service Fees are not paid they will accrue until paid.

If on any day on which the Service Fees are due is not a business day, the Service Fees shall be due on the next succeeding business day. The Service Fees shall be adjusted upward (but not downward) effective as of March 31 of each year commencing March 31, 2008 based on any increase in the Consumer Price Index for the preceding calendar year.

4.2 Share Purchase Transaction Expenses. Promptly following consummation of the Share Purchase Transaction (as defined in the Shareholders Agreement), Quintiles shall reimburse the Managers (or their Affiliates) for the filing fees associated with each of their respective filings under the Hart Scott Rodino Antitrust Act in connection with the Share Purchase Transaction (such reimbursement to be paid out of the Transaction Fees (defined below)).

5.	TRANSACTION FEES

5.1 Transaction Fees. Upon consummation of the Share Purchase Transaction, the Company shall pay transaction fees, equal to USD $37.5 million, less the aggregate amount paid or payable under Section 4.2, in the aggregate (the “Transaction Fees”), to Bain, GFM, TPG, 3i, Cassia and Aisling ratably in an approximate proportion to the number of shares of Common Stock owned (immediately following consummation of the Share Purchase Transaction) by each of (i) the Bain Shareholders, with respect to Bain, (ii) the DG Shareholders, with respect to GFM, (iii) the TPG Shareholders, with respect to TPG, (iv) the 3i Shareholders, with respect to 3i, (v) the Temasek Shareholders, with respect to Cassia and (vi) Aisling Capital II, L.P. and Perseus-Soros BioPharmaceutical Fund, L.P., with respect to Aisling, respectively, divided by the total number of shares of Common Stock owned by all of such Shareholders. The Transaction Fees payable pursuant to this Section 5.1 are for assistance provided by Bain, GFM, TPG, 3i, Cassia and Aisling relating to the structuring and negotiation of the terms of the Share Purchase Transaction. The Transaction Fee being paid hereunder to GFM is not associated with the performance of services by Dennis B. Gillings, CBE, either directly or indirectly, as an employee of the Company or otherwise.

6.	TERM.

6.1 This Agreement will continue in full force and effect until December 31, 2010; provided that this Agreement shall be automatically extended each December 31 thereafter for an additional year unless the Requisite Managers provide written notice of their desire not to automatically extend the term of this Agreement to the other parties hereto at least 90 days prior to such December 31; and provided further, however, that (a) the Requisite Managers may cause this Agreement to terminate at any time, (b) this Agreement will terminate automatically immediately prior to the effective date of a Sale of the Company or a Qualifying Offering, unless the Company and each of the Managers determine otherwise, (c) this Agreement will terminate automatically with respect to a particular Manager as of the time such Manager is no longer obligated to provide Services pursuant to Section 1.1 and (d) this Agreement will terminate with respect to Aisling at the earlier of such time as Aisling no longer has a right to appoint a member of the NovaQuest Committee under the Letter Agreement between Aisling and Quintiles, dated January 22, 2008, and the date this Agreement otherwise terminates (the period on and after the date hereof through the termination hereof being referred to herein as the “Term”); and provided further, that Sections 3 and 8 will all survive any termination of this Agreement to the maximum extent permitted under applicable law, and any and all accrued and unpaid obligations of the Company owed under Section 4 through the termination date will be paid promptly upon any termination of this Agreement. At the end of the Term, all obligations of the Managers and Aisling under this Agreement (other than as contemplated by Section 8) will terminate and any subsequent services rendered by the Managers or Aisling to the Company will be separately compensated.

6.2 For purposes of this Agreement, “Requisite Managers” shall mean the Managers associated with the Manager Shareholder Groups that collectively own at least sixty percent (60%) of the aggregate shares of Common Stock then outstanding and held by all of the Manager Shareholders.

7.	NOTICES.

7.1 All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when received by registered or certified mail, return receipt requested, or by a nationally recognized overnight courier service or given in person, to the following addresses of the parties hereto or to such changed address as such party may have specified for notice:

(a)	If to Bain, to:

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, Massachusetts 02199

Facsimile:        (617) 516-2010

Attention:        John Connaughton

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile:        (617) 951-7050

Attention:        Newcomb Stillwell

(b)	If to GFM, to:

GF Management Company, LLC

4825 Creekstone Drive, Suite 130

Durham, North Carolina 27703

Facsimile:        (919) 474-3082

Attention:        Dennis B. Gillings, CBE

with a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Facsimile:        (212) 354-8113

Attention:        John M. Reiss, Esq.

(c)	If to TPG, to:

TPG Capital, L.P.

301 Commerce Street

Suite 3300

Fort Worth, Texas 76102

Facsimile:        (817) 871-4088

Attention:        Clive D. Bode, Esq.

with a copy to:

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, New York 10006

Facsimile:        (212) 225-3999

Attention:        Paul J. Shim, Esq.

(d)	If to Cassia, to:

Temasek Holdings (Pte) Limited

60B Orchard Road, #06-18, Tower 2

The Atrium@Orchard, Singapore 238891

Facsimile:        (65) 6828-6137

Attention:        Anand Govindaluri

(e)	If to 3i, to:

3i Corporation

375 Park Avenue, Suite 3001

New York, New York 10152

Facsimile:        (212) 848-1401

Attention:        Richard Relyea

with a copy to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

Facsimile:        (212) 446-6460

Attention:        Frederick Tanne, P.C.

(f)	If to Aisling, to:

Aisling Capital, LLC

888 Seventh Avenue, 30th Floor

New York, NY 10106

Facsimile:        (212) 651-6379

Attention:        Drew Schiff

with a copy to:

McKee Nelson LLP

One Battery Park Plaza

New York, NY 10004

Facsimile:        (917) 777-1734

Attention:        Todd A. Finger

(g)	If to Quintiles, to:

Quintiles Transnational Corp.

4709 Creekstone Drive

Riverbirch Building, Suite 200

Durham, North Carolina 27703

Facsimile:        (919) 941-7345

Attention:        General Counsel

with a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

2500 Wachovia Capitol Center

Post Office Box 2611

Raleigh, North Carolina 27602-2611

Facsimile:        (919) 821-6800

Attention:        Gerald F. Roach, Esq.

8.	MISCELLANEOUS.

8.1 Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Shareholders Agreement.

8.2 Headings and Captions. All headings and captions contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement.

8.3 Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person may require.

8.4 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the same agreement.

8.5 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the domestic laws of the State of New York.

8.6 No Assignment. This Agreement may not be assigned by any party hereto without the consent of each other party hereto.

8.7 Severability. The parties hereto intend that each provision hereof constitute a separate agreement among them. Accordingly, the provisions hereof are severable and in the event that any provision of this Agreement shall be deemed invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

8.8 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior oral or written agreements and understandings with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written instrument executed by or on behalf of each of the parties hereto.

8.9 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer, and, except for Indemnified Persons as defined in Section 3.1, no provision hereof shall confer third party beneficiary rights upon any other person or entity.

8.10 Limited Recourse. Notwithstanding anything in this Agreement or any other document, agreement or instrument contemplated hereby or thereby to the contrary, the obligations of Aisling or any Manager hereunder shall be without recourse to any partner, shareholder, member, manager, associate, Affiliate or employee of Aisling or such Manager, as the case may be, or its members, partners, or any other respective officers, directors, members, managers, employees or agents.

8.11 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF

FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF VIA OVERNIGHT COURIER, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FOURTEEN CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST THE OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

8.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.13 Publicity. Except as required by applicable law, without prior written approval of Quintiles and the Managers, none of the parties hereto, nor any of their Affiliates, shall issue any press release or make any public statement regarding this Agreement and the transactions contemplated hereby or the Share Purchase Transaction. Notwithstanding the foregoing, each Manager shall be permitted to place the name “Quintiles Transnational Corp.” or any derivation thereof on its website.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized as of the day and year first above written.

QUINTILES TRANSNATIONAL CORP.

By:	/s/ Ron Wooten
	Name:	Ron Wooten
	Title:	EVP

BAIN CAPITAL PARTNERS, LLC

By:	/s/ John Connaughton
	Name:	John Connaughton
	Title:	Managing Director

GF MANAGEMENT COMPANY, LLC

By:	/s/ Dennis B. Gillings, CBE
	Name:	Dennis B. Gillings, CBE
Title:

TPG CAPITAL, LP

By:	Tarrant Capital, LLC, its general partner

By:	/s/ Clive D. Bode
	Name:	Clive D. Bode
	Title:	Vice President

CASSIA FUND MANAGEMENT PTE LTD.

By:	/s/ Goh Yong Siang
	Name:	Goh Yong Siang
	Title:	Director

3i CORPORATION

By:	/s/ Robin Marshall
	Name:	Robin Marshall
	Title:	Senior Vice President

AISLING CAPITAL, LLC

By:	/s/ Dennis J. Purcell
	Name:	Dennis J. Purcell
	Title:	Senior Managing Director

Schedule 3(e)

Pharmaceutical Product Development, Inc.

Covance Inc.

PAREXEL International Corporation

inVentiv Health, Inc.

ICON plc